Exhibit 10.2

Amendment One to Lease Agreement

THIS AMENDMENT to Lease made and entered into the 30th day of September 2005, by and between Centurion Southwest, LLC as “Landlord”, and Sento Corporation as “Tenant”, of which this Amendment to Lease is made a part, is hereby amended and supplemented as follows:

WITNESSETH

WHEREAS, Landlord leased certain premises in the Compass Bank Plaza, 505 Marquette Avenue NW, in the City of Albuquerque, County of Bernalillo, State of New Mexico, to Tenant, pursuant to that certain Lease dated the 19th of September 2005 with Sento Corporation, and scheduled to expire December 31, 2010, the premises being more particularly described therein;

NOW, THEREFOR, in consideration of these premises and the agreement of each other, Landlord and Tenant agree that the said Lease shall be and the same is hereby further amended as the above date as follows:

1.                                       Tenant will lease an additional 22,581 rentable square feet - comprised of the 15th floor (15,054 rentable square feet) and one half the 13th floor (7,527 rentable square feet).

2.                                       In consideration for the additional square footage, Tenant will receive rent abatement for one-half (7,527 rentable square feet) of the 7th floor, so long as this portion is not utilized.  If Tenant does not commence paying rent (as determined in original lease) for this one-half of the 7th floor by November 1, 2006, then Tenant will reimburse Landlord for all Tenant Improvement and Furniture costs and expenses (soft and hard) incurred by Landlord for this half of the 7th floor.

All other terms and conditions of the Master Lease shall apply to this premises expansion.

LANDLORD:	TENANT:

Centurion Southwest, LLC	Sento Corporation
By:	By:
Its:	Its: